FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI UPDATES GUIDANCE FOR FOURTH QUARTER AND FULL YEAR 2003

CAMBRIDGE, Mass. – December 8, 2003 – Akamai Technologies, Inc. (NASDAQ: AKAM), the world’s largest on demand distributed computing platform for conducting profitable e-business, announced today that it expects that revenue for the fourth quarter 2003 will be in the range of $43.0-45.0 million, an increase of more than 20 percent over fourth quarter 2002 revenue of $35.4 million.

The company also announced that based on the fourth quarter 2003 forecast, it expects annual 2003 revenue to be in the range of $159.0-161.0 million, compared with full-year 2002 results of $145.0 million.

This updates revenue guidance provided by the Company on October 29, 2003. At that time, the Company provided guidance that revenue for the fourth quarter was forecasted to be in a range of $42.0-$44.0 million, and that annual 2003 revenue would be in the range of $158.0 — $160.0 million.

“We believe we are on track for another successful quarter of strong sequential revenue growth while keeping spending under tight control. This follows our third quarter’s results, which were the best in the company’s five-year history,” said George Conrades, chairman and CEO of Akamai. “In the fourth quarter to date, we are experiencing strong demand by our customers for our services in all areas, including an increase in holiday season e-commerce-related traffic.”

About Akamai

Akamai® – The Business Internet, is the world’s largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai’s services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai’s industry-leading services, matched with world-class customer care, are used by hundreds of today’s most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to Akamai’s expectations as to financial results. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, unexpected loss of key large customers or a significant number of other customers, the effects of any attempts to intentionally disrupt our services or network by hackers or others, failure to have available sufficient transmission capacity, unexpected limitations on our ability to recognize revenues, issues that arise in connection with the closing of Akamai’s books and records and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai’s expectations and beliefs as of the date of this press release. Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Akamai’s expectations or beliefs as of any date subsequent to the date of this press release.